Exhibit 10-32

     May  28,  2002

Dr.  Lee  Eppstein
2787  Kennedy  Blvd.
Jersey  City,  NJ  07306

Dear  Dr.  Eppstein:

     In recognition of your services, New Brunswick Scientific Co., Inc. (the "Company") shall, in the event that your employment with the Company is involuntarily terminated for any reason after the occurrence of a Change in Control (as defined below), pay to you an amount equal to 200% of your current annual base salary at the time of such termination. The payment will be made in a single sum within 30 days of your termination of employment.

For the purposes of this agreement "Change of Control" generally is defined to take place when disclosure of such a change would be required by rule(s) promulgated by the Securities and Exchange Commission or when either (i) a person (other than a current officer or director nominated, selected or elected by the board) acquires beneficial ownership (as defined in SEC Rule 13d-3) of 25% or more of the combined voting power of the Company's voting securities,
(ii) less than a majority of the directors are persons who were either nominated or selected by the current board, (iii) a merger tender offer or sale or exchange of securities involving the Company occurs which results in ownership of more than 50% of the Company's voting stock by a holder or holders not currently owning more than 10% of the outstanding shares of stock of the Company, or (iv) a plan of liquidation or sale of substantially all the assets of the Company occurs.

Following a Change in Control, in addition to actual termination of your employment by the Company, you will be considered to have been involuntarily terminated if you resign after any of the following occurs: a material reduction in your responsibilities or authority which is expected to last or in fact continues for more than one month; a reassignment to another geographic location more than 50 miles from 44 Talmadge Road, Edison, New Jersey; a reduction of at least 5% in your compensation; abusive or demeaning conduct toward you that amounts to a constructive discharge under the common law of the State of New Jersey; or failure by a successor employer following a sale, merger, exchange or other disposition of the Company, or any subsidiary, facility, or operation at which you are employed to assume the obligations of the Company under this Agreement.

Nothing contained herein shall be construed as conferring upon you the right to continue in the employ of the Company as an executive or in any other capacity.

DR.  LEE  EPPSTEIN     PAGE  2



Any severance pay benefits payable under this letter shall not be deemed salary or other compensation to you for the purpose of computing benefits to which you may be entitled under any pension plan or other arrangement of the Company for the benefit of its employees.

You shall be responsible for payment of any tax liability which results from payment to you of any amount under this letter. Any payment(s) shall be subject to Federal, State and local withholding rules in effect at the time a payment is made.

The parties hereto agree that this Agreement shall supercede any and all other agreements between the parties relating to severance pay except the termination agreement between you and the Company dated September 18, 1984, a copy of which is attached hereto as Exhibit A.

          Sincerely,

     NEW  BRUNSWICK  SCIENTIFIC  CO.,  INC.




ATTEST:     David  Freedman
          Chief  Executive  Officer



Samuel  Eichenbaum
Assistant  Secretary




Acknowledged  and  Accepted  as  of  the
28th  Day  of  May  2002



 Dr.  Lee  Eppstein